Exhibit 99.1

DURECT’s Licensee Pain Therapeutics Receives Complete Response Letter from FDA for REMOXY® ER (oxycodone) Extended-Release Capsules CII

CUPERTINO, CA, September 26, 2016 /PRNewswire / — DURECT Corporation (Nasdaq: DRRX) today announced that its licensee, Pain Therapeutics (Nasdaq: PTIE) has received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) for Pain Therapeutics’ New Drug Application (NDA) for REMOXY® ER (oxycodone) extended-release capsules CII. Based on its review, the FDA has determined that the NDA cannot be approved in its present form and specifies additional actions and data that are needed for drug approval.

In a press release issued this morning by Pain Therapeutics, Pain Therapeutics states that “The CRL focuses on the abuse-deterrent properties of REMOXY ER and proposed drug labeling. The CRL makes no mention of clinical safety, drug efficacy, manufacturing, stability, bioequivalence or any other issues from a prior Complete Response Letter.”

The announcement continues that “Pain Therapeutics is evaluating the CRL and plan further discussions with the FDA. The CRL specifies additional actions that are needed in order to obtain approval of REMOXY ER with label claims against three routes of abuse (i.e., injection, inhalation and snorting). These actions may take approximately a year to conduct and may cost approximately $5MM, pending discussions with the FDA and outside clinical/regulatory consultants.”

In addition, the Pain Therapeutics provides the following details of the Complete Response Letter (CRL):

“The CRL focuses on the actions and studies that are needed in order to obtain approval of REMOXY ER with label claims on three routes of abuse (i.e., injection, inhalation and snorting). In conducting the following studies, we will generally compare REMOXY ER vs. one or more commercially available oxycodone ER drug product:

•	To support a potential drug label claim against abuse by injection: Repeat an injectability/syringeability study using thin films of drug, smaller volumes of solvents, additional mixed solvents and alternative extraction methods and syringe filter.

•	To support a potential drug label claim against abuse by inhalation: Repeat a volatilization study using the same thickness for each drug to increase surface area.

•	To support a potential drug label claim against abuse by snorting: Conduct an intranasal abuse potential study in human volunteers (i.e., not the animal data we had submitted) with drug applied directly inside the human nasal cavity.

In addition, we had proposed in the REMOXY NDA a label claim against abuse by chewing. Our proposal was based on clinical results of an oral human abuse potential study that met all four co-primary endpoints with statistical significance and that also met several, but not all, secondary endpoints. The CRL asks us to submit a revised proposed label to indicate results of this study do not support a label claim against abuse by chewing.”

In December 2002, DURECT licensed to Pain Therapeutics the exclusive right to develop and commercialize on a worldwide basis REMOXY ER and other specified opioid analgesics utilizing DURECT’s ORADUR extended-release, abuse-deterrent technology. Under the terms of that license, Pain Therapeutics funds the development program including reimbursing DURECT for formulation and other work performed for Pain Therapeutics. DURECT may also receive additional payments if certain development and regulatory milestones are achieved. DURECT is eligible to also receive royalties of between 6.0% to 11.5% of net sales if REMOXY ER is commercialized, and may receive additional income from the sale of key excipients supplied by DURECT for use in the manufacture of REMOXY ER.

About DURECT Corporation

DURECT is a biopharmaceutical company focused on two areas of active drug development: new therapeutics based on its proprietary drug delivery platforms and new chemical entities derived from its Epigenomic Regulator Program. DURECT’s current focus is on pain management, CNS disorders, acute organ injury, and metabolic diseases such as NAFLD/NASH. Late stage development programs utilizing DURECT’s drug delivery technologies include POSIMIR® (SABER®-Bupivacaine) and REMOXY® ER (oxycodone) extended-release capsules CII. DURECT’s Epigenomic Regulator Program includes the lead molecule DUR-928 in Phase 1 development. DUR-928 is an endogenous small molecule that modulates lipid homeostasis, inflammation and cell survival. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding REMOXY ER, its potential attributes including its potential uses and features, Pain Therapeutics’ on-going review by and interactions with FDA regarding approval of the REMOXY ER NDA, potential additional studies that Pain Therapeutics may conduct, the potential of resolving all outstanding regulatory concerns regarding REMOXY ER and the amount of time it will take to do so, and potential payments under DURECT’s agreement with Pain Therapeutics are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Pain Therapeutics may not be able to adequately address all of FDA’s concerns regarding the REMOXY ER NDA or there could be a delay in addressing such concerns, the potential that FDA may not grant regulatory approval of REMOXY ER, further delays and additional costs due to requirements imposed by the FDA, the risk that Pain Therapeutics may terminate plans to develop and commercialize REMOXY ER, the risks of obtaining marketplace acceptance of REMOXY, developments of products or technologies by current or future competitors, avoiding infringing patents held by other parties and securing and defending patents related to REMOXY. Further information regarding these and other risks is included under the heading “Risk Factors” in DURECT’s Form 10-Q dated August 2, 2016 filed with the Securities and Exchange Commission.

NOTE: POSIMIR®, ORADUR® and SABER® are trademarks of DURECT Corporation. REMOXY ER, POSIMIR and DUR-928 are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation

CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936